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Exhibit No. 6

STOCK OPTION AGREEMENT

        Stock Option Agreement, dated as of August 17, 2002 (the "Agreement"), between Cannon Express, Inc., a Delaware corporation ("Issuer"), and CFOex, Inc. ("Grantee").

RECITALS

        A.    Issuer and Grantee have entered into a letter agreement dated July 23, 2002, as on August 17, 2002 (the "Engagement Letter"), pursuant to which Grantee will provide management and financial advisory services to Issuer.

        B.    Issuer and Grantee desire for Grantee's compensation under the Engagement Letter to consist of the equity payment specified under Option I thereof.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

        1.    Grant of Option.    Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an option (the "Option") to purchase 250,000 shares (the "Option Shares") of common stock, par value $.01 per share ("Issuer Common Stock"), of Issuer at a purchase price of $0.53 per Option Share (the "Purchase Price").

        2.    Exercise of Option.    (a) Grantee and its permitted assigns may exercise the Option, with respect to any or all of the Option Shares at any time or from time to time, subject to the provisions of this Agreement, on or after the date that the average closing price for the Issuer Common Stock for any 10 consecutive days is equal to or above $3.00 per share, except that (i) subject to the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) July 23, 2005, (B) the expiration of the Engagement Letter in accordance with its terms, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to obtaining or making of any listing applications, consents, approvals, orders, notifications or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares illegal or in violation of NASD rules and regulations (the "Regulatory Approvals"). Notwithstanding the termination or expiration of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option.

        (b)  In the event that Grantee wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect which Exercise Notice also specifies the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date not earlier than 20 business days nor later than 30 business days from the Notice Date for the closing of such purchase (an "Option Closing Date"). Any Option Closing will be at an agreed location and time on the applicable Option Closing Date or at such later date as may be necessary so as to comply with clause (ii) of Section 2(a).

        (c)  Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations and NASD rules and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals.

        3.    Payment and Delivery of Certificates.    (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

        (b)  At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing.

        (c)  Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993, AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IF SO REGISTERED OR IF ANY EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JULY 23, 2002, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF CANNON EXPRESS, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

Grantee understands that because the Option Shares have not been registered under the Securities Act of 1933, as amended, it cannot dispose of any or all of the Option Shares unless such shares are subsequently registered under the Securities Act or exemptions from registration are available. It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been sold in compliance with the registration and prospectus delivery requirements of the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

        4.    Representations and Warranties of Issuer.    Issuer hereby represents and warrants to Grantee that the Issuer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Issuer, and assuming this Agreement constitutes a valid and binding agreement of Grantee, this Agreement constitutes a valid and binding agreement of Issuer, enforceable against Issuer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

        5.    Representations and Warranties of Grantee.    Grantee hereby represents and warrants to Issuer that:

        (a)    Corporate Authorization.    Grantee has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grantee, and assuming this Agreement constitutes a valid and binding agreement of Issuer, this Agreement constitutes a valid and binding agreement of Grantee, enforceable against Grantee in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

        (b)    Purchase Not For Distribution; Accredited Investor.    Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, and the Option is not being, acquired by Grantee with a view to the public distribution thereof. Neither the Option nor any of the Option Shares will be offered, sold, pledged or otherwise transferred except in compliance with, or pursuant to an exemption from, the registration requirements of the Securities Act. Grantee is an "accredited investor" as that term is defined under Rule 501(a) of Regulation D of the Securities Act.

        6.    Adjustment upon Changes in Capitalization, Etc.    In the event of any changes in Issuer Common Stock by reason of a stock dividend, reverse stock split, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefore, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received with respect to Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefore, as applicable.

        7.    (a) Miscellaneous. (a) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

        (b)    Extension; Waiver.    Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

        (c)    Entire Agreement; No Third-Party Beneficiaries.    This Agreement and the Engagement Letter (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) are not intended to confer upon any person other than the parties any rights or remedies.

        (d)    Governing Law.    This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

        (e)    Notices.    All notices, requests, claims, demands, and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Issuer to:

    Cannon Express, Inc.
    1457 Robinson
    Springdale, AR 72765
    Attention: Dean Cannon
    Telecopy: (479) 750-4826

        If to Grantee to:

    CFOex

    ________________________

    ________________________

    ________________________
    Attention: _______________
    Telecopy: _______________

        (f)    Assignment.    Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned, transferred or delegated, in whole or in part, by operation of law or otherwise, by Grantee without the prior written consent of Issuer; provided, however, that Grantee may assign Options under this Agreement to acquire not less than 50,000 Option Shares to management of Grantee without Issuer's consent. Any assignment, transfer or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 7(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

CANNON EXPRESS, INC.
By: Name: Title:
CFOex, Inc.
By: Name: Title:

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  Exhibit No. 6
STOCK OPTION AGREEMENT
RECITALS